[Exhibit 10.3]
FULTON FINANCIAL
CORPORATION

Performance Restricted Stock Unit Award Agreement

Profit Trigger Component

(“Award Agreement”)

[DATE]

[NAME]

[ADDRESS]

Dear [NAME]:

Pursuant to the terms and conditions of the 2022 Amended and Restated Equity and Cash Incentive Compensation Plan (the “2022 Plan”) of Fulton Financial Corporation (“Fulton”), you are the recipient of a Performance Share Award (the “Award”) in the form of performance-based restricted stock units (“PRSUs”). The Award has the following terms and conditions as of the Date of Grant. Capitalized terms used herein but not defined shall have the meanings set forth in the 2022 Plan.

Participant:	[NAME]
Date of Grant:	[GRANT DATE]
Aggregate Total PRSUs for Profit Trigger Component Performance:	[TOTAL AWARD] (at target for Profit Component)
Range of Potential PRSUs as a Percentage of Target:	0.00% to 100% of target for Profit Trigger Component (determined on the Vest Date)
Retirement:	Upon your Retirement prior to the end of a Performance Period, the Committee may (i) determine the extent to which Performance Goals with respect to such Performance Period have been met during or with respect to the period of your employment and (ii) pay to Participant a partial or full Award for future Performance Period(s) based on the Committee’s determination of the degree of attainment of Performance Goals. For purposes of the 2022 Plan, Retirement is not a termination of Continuous Service.
Death or Disability:	Upon your death or Disability, your Award will be accelerated and the Committee will determine the extent to which the Performance Goals have been met.
Change in Control:	In the event of a Change in Control, the Committee will determine the extent to which Performance Goals with respect to such Performance Period have been met.
Forfeiture:	If your Continuous Service is terminated for any reason, your Award will not vest and will be forfeited in accordance with the 2022 Plan.
Clawback:	Your Award is subject to Fulton’s Compensation Recovery Clawback Policy, as amended or restated.
Net Settlement of Award:	Upon the lapse of the forfeiture restrictions with respect to my Award, I authorize the withholding of Shares from my Award for the payment of some or all of my federal, state and local taxes.
Performance Period:	[DATE] to [DATE]

Performance Goal:	Achievement of positive net income sufficient to cover all dividends declared during the last four full calendar quarters prior to the Date of Grant.
Shares at Target:	[TOTAL AWARD]
Determination of PRSUs earned:	The Committee will determine no later than [DATE] the extent to which the Performance Goals have been achieved and the level of achievement.
Vest Date:	The later of [DATE] or the date the Committee certifies as to the achievement of the Performance Goal.
Dividend Equivalents:	Each PRSU may be credited with Dividend Equivalents.

The vesting of this Award will have tax consequences for you. We recommend that you consult your tax advisor. You have thirty (30) days after the date of this Award Agreement to either accept or decline this Award.
Very Truly Yours,

[Signature]

Curtis J. Myers
Chairman, Chief Executive Officer and President
Fulton Financial Corporation

I hereby acknowledge receipt of this Award (including Exhibit A) made to me on the Date of Grant.

[NAME] [ACCEPTANCE DATE]

Exhibit A
Post-Employment Restrictive Covenant Agreement

1.Consideration. In consideration for the grant of the Performance Restricted Stock Unit Award (“PRSU”) to which Participant agrees Participant is not otherwise entitled, Participant agrees as follows.
2.Effect on Other Restrictive Covenant Agreements. Participant’s obligations under this Award Agreement are in addition to and supplement Participant’s obligations under any preexisting agreement between Participant and Fulton regarding non-competition, non-solicitation, and/or non-disclosure of Fulton’s confidential information or that of its customers in effect at the time Participant signs this Award Agreement.
3.    Fulton. For purposes of this Exhibit, Fulton shall mean Fulton, its successors, and all of its present or future subsidiaries or affiliates.
4.    Non-Competition. Without the prior consent of the Board or one of its committees, until the earlier of: (i) the expiration of the one-year period following Participant’s separation of employment due to Retirement or (ii) Participant attaining the age of 65 (the “Non-Compete Restricted Period”), Participant shall not, directly or indirectly, own, be employed by or a director of, provide services or consult to, any business, person or entity that is engaged within the geographic market of Fulton, in commercial banking or any other business activity in which Fulton is engaged on the date of Participant’s separation. For purposes of the foregoing, the “geographic market of Fulton” shall consist of Fulton’s CRA assessment areas as publicly available on the date of Participant’s separation. Nothing in this Award shall prohibit the Participant from (a) owning as a passive investor, in the aggregate, not more than 5% of the outstanding publicly traded stock of any corporation engaged in a competing business, or (b) accepting a position as an officer, director, employee, agent of, or consultant to another entity during the Non-Compete Restricted Period, in which the Participant’s new position or the corporate office of the entity are outside a 275 mile radius from where the Participant was working on the Participant’s date of separation from Fulton.
5.    Non-Solicitation. During the one (1) year period following Participant’s separation of employment due to Retirement (the “Non-Solicitation Restricted Period”), Participant shall not, directly or indirectly:
(a)    call upon, solicit, service or accept business from any customer of Fulton or its subsidiaries or affiliates, or in any way interfere with the relationship between any such customer and Fulton (including, without limitation, making any negative or disparaging statements or communications regarding Fulton or its current, past or future personnel);
(b)    request that any customer of Fulton not purchase products or services from Fulton, or curtail or cease its business with Fulton;
(c)    solicit, induce or entice or attempt to solicit, induce or entice any employee or independent contractor of Fulton, who was employed or engaged by Fulton as of Participant’s separation date or within the twelve months preceding Participant’s separation date, to leave the employ or engagement of Fulton, or in any way interfere with the relationship between Fulton and any employee or independent contractor thereof; or
(d)    except with the consent of the Board or one of its committees, hire or offer employment or engagement to any employee or independent contractor of Fulton who was employed or engaged by Fulton during the Non-Solicitation Restricted Period.

6.    Confidential Information. Participant acknowledges that through Participant’s employment with Fulton, Participant will have access to, or may contribute to, certain commercially valuable information and trade secrets belonging to Fulton (collectively, “Confidential Information,” as further defined below). Participant further acknowledges that, to safeguard its legitimate interests, it is necessary for Fulton to protect its Confidential Information by keeping it confidential. Participant acknowledges that Fulton’s Confidential Information is vital to its success and was acquired and/or developed by Fulton only after considerable expense, time, and energy. Participant acknowledges that Fulton would not otherwise disclose Confidential Information to Participant without the existence of the provisions of this Exhibit and that the unauthorized disclosure and/or use of Confidential Information would cause Fulton to suffer substantial and irreparable harm.

(a)    Definition of Confidential Information: The term “Confidential Information” means any and all data and other information related to the business of Fulton that has value to Fulton and is not generally known to the public (whether or not it constitutes a trade secret). Such Confidential Information includes, but is not limited to: data or information relating to any of Fulton’s past, present, or future products or services; customer lists; customer information; fees, costs, and pricing lists or structures; mailing lists; the identity of customers; techniques of doing business; financial and profit information; investment strategies; marketing strategies; competitive information; advertising; compensation information; analysis; reports; formulas; computer software; designs; drawings; trademarks and brand names under development; accounting and business methods; databases; inventions and new developments and methods, whether patentable or reduced to practice; the existence or terms of any contracts or potential contracts; plans for future business; and materials or information embodying or developed by use of any such Confidential Information. Confidential Information does not include information that is or becomes publicly available through no fault of Participant. This provision adds to, and does not limit, Fulton’s rights pursuant to any laws generally protecting confidential information and trade secrets.
(b)    Prohibited Use or Disclosure of Confidential Information: Participant shall not, at any time during Participant’s employment by Fulton or after termination (whether voluntary or involuntary), directly or indirectly, use, cause to be used, or disclose and Confidential Information of which Participant becomes aware, except to the extent a particular disclosure or use is required in the performance of Participant’s assigned duties for Fulton. Participant also agrees not to remove any documents, material or equipment containing Confidential Information from Fulton’s premises, except as required in the performance of Participant’s assigned duties for Fulton, and to immediately return any such documents, materials or equipment at the termination of employment (whether voluntary or involuntary, and regardless of the reason).
(c)    All records, files, software, memoranda, reports, price lists, leads, customer lists, drawings, training materials, workflows, phone lists, plans, documents, technical information, and other tangible items (together with all copies of such documents and things) relating to the business of Fulton, which Participant shall use or prepare or come in contact with in the course of, or as a result of, Participant’s employment shall, as between the parties to this Agreement, remain the sole property of Fulton. Laptop computers, software and related data, information and things provided to Participant by Fulton or obtained by Participant, directly or indirectly, from Fulton, also shall remain the sole property of Fulton. Upon the termination of Participant’s employment for any reason whatsoever, voluntarily or involuntarily (and in all events within 5 days of Participant’s date of termination), and at any earlier time Fulton requests, Participant shall immediately return all such materials and things to Fulton and shall not retain any copies or remove or participate in removing any such materials or things from the premises of Fulton after termination or Fulton’s request for return. Participant shall not reproduce or appropriate for Participant’s own use, or for the use of others, any property, Confidential Information or Fulton inventions, and shall remove from any personal computing or communications equipment all information relating to Fulton.

(d) Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit Participant’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Participant agrees to waive Participant’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Participant or anyone else on Participant’s behalf (whether involving a governmental entity or not); provided that Participant is not agreeing to waive, and this Agreement shall not be read as requiring Participant to waive, any right Participant may have to receive an award for information provided to any governmental entity. Participant is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Participant’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
7.    Clawback. Participant acknowledges that the Participant is subject to the Clawback Policy and any clawback policy that may be adopted by the Board or any committee thereof. Further, Participant acknowledges and agrees that should Participant violate any of the covenants in this Agreement, Participant shall be required to pay back to Fulton the sum of money equal to the value of the Award paid to Participant.
8.    Injunctive Relief.
(a)    Participant acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder by Fulton granting the Award to the Participant, and that damages alone shall not be an adequate remedy for any breach by Participant of Participant’s covenants for non-competition, non-solicitation and confidentiality which then apply and accordingly expressly agrees that, in addition to any other remedies which Fulton may have, Fulton shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Participant. Nothing contained herein shall prevent or delay Fulton from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Participant of any of its obligations hereunder.
(b)    In the event Participant breaches Participant’s obligations herein, the period specified therein shall be tolled during the period of any such breach and any litigation seeking remedies for such breach and shall resume upon the conclusion or termination of any such breach and any such litigation. The remedies set forth in this Award are cumulative and in addition to any and all other remedies available to Fulton at law or in equity.